Exhibit 99.2

News from

Buckeye

FOR IMMEDIATE RELEASE
Contacts:                      Steve Dean, Senior Vice President
and Chief Financial Officer
901-320-8352
Shirley Spears
Investor Relations
901-320-8125
Website:  www.bkitech.com

BUCKEYE ANTICIPATES IMPROVEMENT IN JULY-SEPTEMBER QUARTER RESULTS

MEMPHIS, TN October 12, 2007 - Buckeye Technologies Inc. (NYSE:BKI) today announced that it expects its profitability for the July-September quarter to be in the range of 32-35 cents per share including a $2.2 million (6 cents per share) one-time favorable tax help related to the recently enacted reduction in Germany’s corporate tax rate.

Chairman and Chief Executive Officer, John B. Crowe said, “Our first quarter net sales were up 3% compared to the same period last year.  The earnings improvement is a combination of higher prices, better mix and cost control.  Excluding the one-time tax help (6 cents per share), operating earnings are anticipated to be in the range of 26-29 cents per share.  Operating earnings performance improved over the April–June quarter even with lower sales volume due to scheduled maintenance during the just completed quarter.  Demand for our specialty wood and cotton products, nonwoven materials and fluff pulp was strong in the quarter.  Nonwovens shipments were especially strong with net sales up 10% compared to the same period last year.”

Buckeye plans to announce July-September results on October 22, 2007 and has scheduled a conference call at 3:00 p.m. EDT, Tuesday, October 23, 2007 to discuss first quarter performance.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors.  For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.